Exhibit 99.B(h)(9)

AMENDMENT TO CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This is an Amendment to: (i) the Co-Administration and Accounting Services Agreement among BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon IS”), PNC Funds (“PNC Funds”) and PNC Capital Advisors, LLC (“PNC Capital”) dated as of June 30, 2010, as amended to date; and (ii) the Co-Administration and Accounting Services Agreement among BNY Mellon IS, PNC Advantage Funds (collectively with PNC Funds, the “Funds”) and PNC Capital dated as of June 30, 2010, as amended to date ((i) and (ii) being referred to collectively herein as the “Agreements”).  The date of this Amendment is as of May 26, 2017.

WHEREAS, BNY Mellon IS, the Funds, as applicable, and PNC Capital are parties to each Agreement; and

WHEREAS, BNY Mellon IS, the Funds and PNC Capital desire to amend each Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and agreements set forth in this document, and intending to be legally bound hereby, the parties hereto agree as follows:

1.              The parties hereby agree and acknowledge that as of June 30, 2017 (“Date of Assignment”), each Agreement, and any and all service schedules, fee schedules or other documentation related thereto, shall be novated in their entirety so that BNY Mellon IS is replaced as a party thereunder with The Bank of New York Mellon (“BNY Mellon”).  As of the Date of Assignment, for all intents and purposes, BNY Mellon shall be party to the Agreements and any and all service schedules, fee schedules or other documentation and all rights, responsibilities and obligations of BNY Mellon IS thereunder shall be those of BNY Mellon.  BNY Mellon hereby agrees that it shall accept and assume all of BNY Mellon IS’s rights, responsibilities and obligations under the Agreements, and the Funds and PNC Capital hereby agree that all of their rights, responsibilities and obligations under the Agreements as of the Date of Assignment shall flow to BNY Mellon.  Without limiting the generality of the foregoing, BNY Mellon agrees to perform and satisfy its obligations, duties and liabilities under the Agreements and to be bound by all the terms and conditions of the Agreements in every way as if named in the Agreements as a party in the place of BNY Mellon IS and that the Funds and PNC Capital shall have the right to enforce each applicable Agreement and pursue all claims and demands, future or existing, arising out of or in respect of such Agreement whether arising prior to, or subsequent to the Date of Assignment with BNY Mellon.

2.              The following language is hereby added to the end of Section 14 “Regulatory Administration Services by PNC on a Continuous Basis of each Agreement as a new sub-section (xi):

“(xi)        Permit those persons authorized by PNC Capital to have electronic access, via an Internet-based secure website, to current quarterly and non-routine board meeting materials and such other board related materials (which may include archived meeting materials) as BNY Mellon and the Fund may agree from time to time (the “Electronic Board Books”)”.

3.              BNY Mellon will charge and the Fund will pay to BNY Mellon such compensation relating to the Electronic Board Books as the parties hereto agree upon in writing.

4.              BNY Mellon may utilize a sub-contractor to provide or assist in providing the Electronic Board Books, and if BNY Mellon so utilizes a sub-contractor BNY Mellon will inform the other parties hereto of the identity of such sub-contractor.  BNY Mellon will be responsible for the acts and omissions of any sub-contractor utilized by BNY Mellon in connection with the Electronic Board Books to the same extent that BNY Mellon is responsible for its own acts and omissions pursuant to the Agreement.

5.              Notwithstanding anything in this Amendment or otherwise to the contrary, BNY Mellon may in its sole discretion, upon prior written notice to PNC Capital, cease providing the Electronic Board Books if BNY Mellon is unable to provide the Electronic Board Books either directly or through a sub-contractor.  At such time, no further compensation will be payable to BNY Mellon for the Electronic Board Books.

6.              The Funds understand and agree that (1) BNY Mellon may charge the Funds more for the Electronic Board Books than any sub-contractor that BNY Mellon may utilize in connection with providing such services charges BNY Mellon and (2) the Funds are free to contract directly with such sub-contractor or other entity for the provision of such services.  No compensation will be due to BNY Mellon with respect to the Electronic Board Books if the Fund contracts directly for such services.

7.              BNY Mellon agrees that the use of Electronic Board Books does not diminish or affect BNY Mellon’s recordkeeping responsibilities under the Agreements.  BNY Mellon agrees to maintain the confidentiality of material provided through BNY Mellon via the Electronic Board Books.

8.              The Funds severally represent, warrant and covenant that this Amendment and the services and compensation related thereto have been or will be duly reviewed and approved or ratified by their respective Boards of Trustees.

Agreed:

PNC Funds		The Bank of New York Mellon

By:	/s/ John Kernan	By:	/s/ Karen S. Vavra
Name:	John Kernan	Name:	Karen S. Vavra
Title:	Vice President	Title:	Managing Director

PNC Capital Advisors, LLC		PNC Advantage Funds

By:	/s/ Jennifer E. Spratley	By:	/s/ John Kernan
Name:	Jennifer E. Spratley	Name:	John Kernan
Title:	Managing Director	Title:	Vice President